Exhibit 99.2

LIMITED GUARANTEE

This Limited Guarantee (this “Limited Guarantee”), dated as of July 11, 2022, is made by [Guarantor] (the “Guarantor”), a [Jurisdiction of Guarantor], in favor of Glory Star New Media Group Holdings Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Guaranteed Party”). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement (as defined below), except as otherwise provided herein.

1. Limited Guarantee. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) among Cheers Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), GSMG Ltd., an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, subject to the terms and conditions hereof, but only up to the Maximum Amount (as defined below), [Percentage of Parent’sObligation] of Parent’s obligation (a) to pay the Guaranteed Party the Parent Termination Fee if and as required pursuant to Section 9.2(b)(iv) of the Merger Agreement and (b) to pay any amounts pursuant to Section 9.2(d) of the Merger Agreement (collectively, the “Guaranteed Obligations”); provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed [Maximum Amount] (the “Maximum Amount”), and the Guaranteed Party hereby agrees that (A) the Guarantor shall in no event be required to pay more than the Maximum Amount under or in respect of this Limited Guarantee and (B) the Guarantor shall not have any obligation or liability to any Person (including, without limitation, to the Guaranteed Party’s equity holders, Affiliates and Subsidiaries) relating to, arising out of or in connection with this Limited Guarantee, the Merger Agreement or the letter agreement dated as of the date hereof between the Guarantor and Parent, pursuant to which the Guarantor has agreed to make a certain equity contribution to Parent (the “Equity Commitment Letter”) other than as expressly set forth herein or in the Equity Commitment Letter. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in United States dollars in immediately available funds. Concurrently with the delivery of this Limited Guarantee, the parties set forth on Schedule A (each an “Other Guarantor”) are also entering into a limited guarantee substantially identical to this Limited Guarantee (each, an “Other Guarantee”) with the Guaranteed Party.

2. Nature of Guarantee.

(a) This Limited Guarantee is an unconditional and continuing guarantee of payment, not of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent, Merger Sub or any other Person or whether Parent, Merger Sub or any other Person is joined in any such action or actions; provided that no action or actions may be brought (and no recovery may be obtained) against the Guarantor under this Limited Guarantee unless each of the Other Guarantors has fulfilled the Guaranteed Obligations (as defined in their respective Other Guarantees) or such action or actions have also been brought (and recovery is also obtained) simultaneously against the Other Guarantors under the Other Guarantees (except to the extent that the bringing of such action or actions against any such Other Guarantor is prohibited or stayed by any applicable Law or Order). The Guaranteed Party shall not release any of the Other Guarantors from any obligations under their Other Guarantees or amend or waive any provision of such Other Guarantees unless the Guaranteed Party offers to release the Guarantor under this Limited Guarantee in the same proportion or to amend or waive the provisions of this Limited Guarantee in the same manner. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of the Other Guarantors under the Other Guarantees shall be several and not joint.

(b) Except as set forth in Section 2(f) and except for termination in accordance with Section 5 of this Limited Guarantee, the liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable and unconditional, irrespective of:

(i) any release or discharge of any obligation of Parent or Merger Sub in connection with the Merger Agreement resulting from any change in the corporate existence, structure or ownership of Parent or Merger Sub, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent, Merger Sub or any of their respective assets, other than as and if required by Section 2(a);

(ii) any amendment or modification of the Merger Agreement, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof, in each case, to the extent that any of the foregoing does not have the effect of expanding the circumstances under which the Guaranteed Obligations are payable;

(iii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise, other than in each case (A) any claim or set-off against or defense to the payment of the Guaranteed Obligations that may be available to Parent or Merger Sub under the Merger Agreement or (B) with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee;

(iv) the failure of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against Parent, Merger Sub, any other Guarantor or any other Person primarily or secondarily liable with respect to any Guaranteed Obligation, other than as and if required by Section 2(a) (including in the event any Person becomes subject to a bankruptcy, reorganization, insolvency, liquidation or similar proceeding);

(v) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations;

(vi) any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligations in accordance with their terms), other than in each case with respect to (A) any claim or set-off against or defense to the payment of the Guaranteed Obligations that may be available to Parent or Merger Sub under the Merger Agreement or (B) with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee; or

(vii) the value, genuineness, validity, illegality or enforceability of the Merger Agreement, the Other Guarantees, the Equity Commitment Letter, the equity commitment letters entered into between the Sponsors other than the Guarantor (the “Other Sponsors”) and Parent dated as of the date hereof (the “Other Equity Commitment Letters”), or any other agreement or instrument referred to herein or therein.

(c) To the fullest extent permitted under applicable Law and subject to Section 2(f) below, the Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent and/or the Guarantor, on the one hand, and the Guaranteed Party, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. Except as provided in Section 2(a), when pursuing any of its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue (or elect among) such rights and remedies it may have against Parent, Merger Sub, any Other Guarantor or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue (or elect among) such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

(d) To the fullest extent permitted by Law and subject to Section 2(f) below, the Guarantor irrevocably waives promptness, diligence, grace, acceptance hereof, presentment, demand, notice of non-performance, default, dishonor and protest and any other notice not provided for herein (except for notices to be provided to Parent and its counsel pursuant to the terms of the Merger Agreement).

(e) The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to Parent, Merger Sub, the Guarantor, the Other Guarantors or any other Person for any reason whatsoever, the Guarantor shall remain liable hereunder in accordance with the terms hereof with respect to such Guaranteed Obligation as if such payment had not been made, so long as this Limited Guarantee has not been terminated in accordance with its terms.

(f) Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that: (i) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations as well as any defenses in respect of fraud or willful misconduct of the Guaranteed Party hereunder or any breach by the Guaranteed Party of any term hereof, and (ii) the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub would be entitled to assert against the Guaranteed Party under the terms of, or with respect to, the Merger Agreement that would relieve each of Parent and Merger Sub of its obligations under the Merger Agreement with respect to the Guaranteed Obligations.

3. Sole Remedy; No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantor (and any successors and permitted assignees thereof) has any obligations hereunder and that, notwithstanding that the Guarantor may be a partnership, limited liability company or corporation the Guaranteed Party has no right of recovery under this Limited Guarantee or, except for the Retained Claims (as defined below), in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, members, managers, or general or limited partners of the Guarantor or any of the Guarantor’s Affiliates, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, advisor, or representative of any of the foregoing (each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including for any claim and action to compel Parent to enforce the Equity Commitment Letter), except against the Guarantor solely with respect to the Equity Commitment Letter in accordance with the terms thereof, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. The Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery and claims against the Guarantor or any Non-Recourse Party that the Guaranteed Party, any of its Affiliates, any of the direct or indirect shareholder of the Guaranteed Party or any of its Subsidiaries, or any of the Affiliates, equity holders, controlling persons, directors, officers, employees, members, managers, general or limited partners, representatives, advisors or agents of the foregoing (collectively, the “Guaranteed Party Group”) has in respect of the Merger Agreement or the Transactions are its rights (including through exercise of third party beneficiary rights) to recover from, and assert claims against, (a) Parent and Merger Sub and their respective successors and assigns under and to the extent expressly provided in the Merger Agreement, (b) the Guarantor (but not any Non-Recourse Party) and its successors and assigns under and to the extent expressly provided in this Limited Guarantee and the Other Guarantors and their successors and assigns pursuant to the Other Guarantees (in each case, subject to the Maximum Amount set forth in this Limited Guarantee or the Other Guarantees and the other limitations described herein or therein), and (c) (including through exercise of third party beneficiary rights) the Guarantor under and to the extent provided in the Equity Commitment Letter and the Other Sponsors under and to the extent provided in the Other Equity Commitment Letters, in each case pursuant to and in accordance with the terms thereof (claims against (a), (b) and (c) collectively, the “Retained Claims”). The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub other than as contemplated by the Equity Commitment Letter and the Other Equity Commitment Letters. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its Affiliates not to, institute any Action arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby, against the Guarantor or any Non-Recourse Party. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any person acting in a Representative capacity) any rights or remedies against any Person including the Guarantor, except as expressly set forth herein. For the avoidance of doubt, none of the Guarantor, Parent, Merger Sub, the Other Guarantors, the Other Sponsors or their respective successors and assigns under the Merger Agreement, the Equity Commitment Letter, the Other Equity Commitment Letters, this Limited Guarantee or the Other Guarantees shall be a Non-Recourse Party.

4. No Subrogation. The Guarantor will not exercise against Parent or Merger Sub any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations (subject to the Maximum Amount) have been paid in full.

5. Termination. This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Guaranteed Obligations (subject to the Maximum Amount) and (c) the valid termination of the Merger Agreement in accordance with its terms under the circumstance of which Parent would not be obligated to pay the Parent Termination Fee pursuant to Section 9.2(b)(iv) of the Merger Agreement. Notwithstanding the immediately preceding sentence, the obligations of the Guarantor hereunder shall expire automatically ninety (90) days following the valid termination of the Merger Agreement in a manner giving rise to an obligation of Parent to pay the Parent Termination Fee (the “Fee Claim Period”), unless a claim for payment of the Guaranteed Obligations (subject to the Maximum Amount) is made in accordance with this Limited Guarantee prior to the end of such Fee Claim Period, in which case the Guarantor’s obligations hereunder shall be discharged upon the date on which such claim is finally satisfied or otherwise resolved by agreement of the parties hereto pursuant to Section 13. In the event that the Guaranteed Party or any of its controlled Affiliates or Subsidiaries expressly asserts in any litigation or other legal proceeding relating to this Limited Guarantee (i) that the provisions hereof (including, without limitation, Section 1 hereof limiting the Guarantor’s aggregate liability to the Maximum Amount or Section 3 hereof relating to the sole and exclusive remedies of the Guaranteed Party and the Guaranteed Party Group against the Guarantor or any Non-Recourse Party) are illegal, invalid or unenforceable, in whole or in part, (ii) that the Guarantor is liable in excess of or to a greater extent than the Guarantee Obligations or the Maximum Amount, or (iii) any theory of liability against the Guarantor, any Non-Recourse Party, the Other Guarantors or any Non-Recourse Party of the Other Guarantors other than any Retained Claim, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party and (z) neither the Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its equityholders, Affiliates or Subsidiaries with respect to the Merger Agreement, the Transactions or this Limited Guarantee.

6. Continuing Guarantee. Unless terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations (subject to the Maximum Amount), shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Non-Recourse Party (including but not limited to the provisions of Sections 3, 5 and 16) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any such Non-Recourse Party. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7. Entire Agreement. This Limited Guarantee, the Merger Agreement, the Equity Commitment Letter and that certain interim investors agreement, dated as of the date hereof, by and among the Guarantor, the Other Guarantors and Parent, and other agreements or documents referenced under any of the foregoing constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among Parent, Merger Sub and/or the Guarantor or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand.

8. Changes in Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligations (subject to the Maximum Amount), and subject to Section 2(a), may also make any agreement with Parent, Merger Sub or the Other Guarantors for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of any agreement between the Guaranteed Party and Parent, Merger Sub, the Other Guarantors or any other Person, without in any way impairing or adversely affecting the Guarantor’s obligations under this Limited Guarantee.

9. Acknowledgement. The Guarantor acknowledges that it will receive substantial indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantor hereby covenants and agrees that, subject to Section 2(f), it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

10. Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a) it is duly incorporated, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction in which it is formed and has all requisite corporate or similar power and authority to execute, deliver and perform this Limited Guarantee;

(b) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor’s part and do not contravene any provision of the Guarantor’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c) except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor to the extent required to be obtained or made by the Guarantor have been obtained or made, or will be obtained or made before or when the Guaranteed Obligations are due, and all conditions thereof have been duly complied with, or will be duly complied with, before or when the Guaranteed Obligations are due, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee by the Guarantor;

(d) assuming due execution and delivery of this Limited Guarantee by the Guaranteed Party, this Limited Guarantee has been duly and validly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Exceptions; and

(e) the Guarantor (or its assignee pursuant to Section 11 hereof) will have the financial capacity to pay and perform its obligations under this Limited Guarantee when due.

11. No Assignment. Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person, in whole or in part, (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party); except that the rights, interests or obligations of the Guarantor under this Limited Guarantee may be assigned and/or delegated, in whole or in part, by the Guarantor to one or more of its Affiliates, or to one or more funds or investment vehicles sponsored, advised or managed by the Guarantor, or by any Affiliate of the Guarantor or the general partner or investment manager of the Guarantor (including any such fund or investment vehicle to be set up after the date hereof), provided, that such assignment and/or delegation shall not relieve the Guarantor of its obligations hereunder. Any attempted assignment in violation of this Section 11 shall be null and void.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in Section 10.4 of the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantor:

[Contact details]

and

If to the Guaranteed Party, as provided in the Merger Agreement.

13. Governing Law; Dispute Resolution.

(a) Subject to Section 13(b), this Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflict of Law principles thereof that would subject such matter to the Laws of another jurisdiction. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 13. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 13, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Limited Guarantee is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 13(b) is only applicable to the seeking of interim injunctions and does not otherwise restrict the application of Section 13(a) in any way.

14. Counterparts. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15. Third-Party Beneficiaries. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; provided, that the Non-Recourse Parties and the members of the Guaranteed Party Group shall be third party beneficiaries of the provisions hereof that are expressly for their benefit.

16. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (except for the Merger Agreement and any agreement or document referred to therein), except with the written consent of the Guarantor; provided that (i) the parties may disclose this Limited Guarantee to the extent required by Law, any competent governmental authority or the applicable rules of any national securities exchange, or in connection with any SEC filings relating to the Merger or in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and (ii) the Guarantor may disclose it to any Non-Recourse Party that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

17. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 17.

18. Miscellaneous.

(a) No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor. The Guarantor and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced in violation of the limitation of the amount payable by the Guarantor hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

[GUARANTOR]

By:
Name:
Title:

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

Glory Star New Media Group Holdings Limited

By:
Name:
Title:

[Signature Page to Limited Guarantee]

Schedule A

Other Guarantors

Annex A

Particulars for the Guarantors who executed the Limited Guarantee dated July 11, 2022

Guarantor	Jursidction of Guarantor	Percentages of Parent’s obligation	Maximum Amount	Contact details	Other Guarantors
Yuemintou Huiqiao No. 9 (Shenzhen) Investment Partnership (Limited Partnership) (粤民投慧桥玖号(深圳)投资合伙企业(有限合伙))	limited liability partnership incorporated in the People’s Republic of China	34.77%	US$367,131.77

5201, Building 1, Century Center of Excellence

Southeast of the junction of Fuhua Road 3 and Jintian Road, Fushan Community, Futian Street, Futian District, Shenzhen, China

Attention: Anderson

Email: chenz@gortuneaamc.com

Facsimile: 0086-0755-82577736 with a copy to:

5201, Building 1, Century Center of Excellence

Southeast of the junction of Fuhua Road 3 and Jintian Road, Fushan Community, Futian Street, Futian District, Shenzhen, China

Attention: Shi Yingyue

Email: shiyy@gortuneaamc.com

Facsimile: 0086-0755-82577736

1. Zhongsheng Dingxin Investment Fund Management (Beijing) Co., Ltd. (中晟鼎新投资基金管理(北京)有限公司)

2. iking Way Limited

3. Shanghai Linsi Enterprise Management Partnership (Limited Partnership) (上海麟思企业管理合伙企业(有限合伙))

Zhongsheng Dingxin Investment Fund Management (Beijing) Co., Ltd. (中晟鼎新投资基金管理(北京)有限公司)	limited liability company incorporated in the People’s Republic of China	30.46%	US$321,633.68	6F, Building 4, Wangjing Street, Chaoyang, Beijing Attention: Yunfang Zhou Email: new19831210@163.com

1. Yuemintou Huiqiao No. 9 (Shenzhen) Investment Partnership (Limited Partnership) (粤民投慧桥玖号(深圳)投资合伙企业(有限合伙))

2. iking Way Limited

3. Shanghai Linsi Enterprise Management Partnership (Limited Partnership) (上海麟思企业管理合伙企业(有限合伙))

Iking Way Limited	limited liability company incorporated in the Cayman Islands	4.17%	US$44,055.81	Room 2402, 24/F., Bank of America Tower, 12 Harcourt Road, Central, Hong Kong. Attention: Ye Tian Email: richardtian@alpviewcapital.com

1. Yuemintou Huiqiao No. 9 (Shenzhen) Investment Partnership (Limited Partnership) (粤民投慧桥玖号(深圳)投资合伙企业(有限合伙))

2. Zhongsheng Dingxin Investment Fund Management (Beijing) Co., Ltd.(中晟鼎新投资基金管理(北京)有限公司)

3. Shanghai Linsi Enterprise Management Partnership (Limited Partnership) (上海麟思企业管理合伙企业(有限合伙))

Shanghai Linsi Enterprise Management Partnership (Limited Partnership) (上海麟思企业管理合伙企业(有限合伙))	limited liability partnership incorporated in the People’s Republic of China	30.60%	US$323,075.96	Room 1201, 1010 Huaihai M Rd, Shanghai, China Attention:Xiu Jin Email: richardtian@alpviewcapital.com

1. Yuemintou Huiqiao No. 9 (Shenzhen) Investment Partnership (Limited Partnership) (粤民投慧桥玖号(深圳)投资合伙企业(有限合伙))

2. Zhongsheng Dingxin Investment Fund Management (Beijing) Co., Ltd.(中晟鼎新投资基金管理(北京)有限公司)

3. iking Way Limited

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